EXHIBIT 99.1

SigmaTron International, Inc.  Announces Chief Financial Officer Linda K Frauendorfer Will Retire

ELK GROVE VILLAGE, Ill., Aug. 20, 2021 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today announced that Linda K Frauendorfer Chief Financial Officer (“CFO”) of SigmaTron International, Inc. plans to retire after a 27-year career as CFO on October 31, 2021. Ms. Frauendorfer will remain active full-time at SigmaTron International, Inc. until a successor is named and throughout the transition. She will remain a director of the Company. The search for her successor will start immediately and Ms. Frauendorfer will actively participate in the selection process.

Commenting on her decision to retire from full time employment, Ms. Frauendorfer stated that she looks forward to continuing to work with the Company as a director, using her 30 years of experience to support the Company going forward as it grows and explores new opportunities.

“On behalf of the Board of Directors and the SigmaTron team, I want to thank Linda for her leadership and dedication to our Company over the past 30 years, initially in the capacity of Controller and as CFO from 1994 to present,” said Gary R Fairhead, President and Chief Executive Office of SigmaTron International, Inc.

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Biên Hòa City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Forward-Looking Statements

Note: This press release contains forward-looking statements, including statements regarding executive officers and succession planning. The forward looking statements in this press release are based on information available at the time the statements are made and/or management’s believe as of that time of the press release with respect to future events.

For Further Information Contact:
SigmaTron International, Inc.
Gary R. Fairhead
1-800-700-9095